UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2012

QUESTCOR PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

California	001-14758	33-0476164
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Kellogg Drive, Suite D, Anaheim, California		92807
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (714) 786-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

Commencing on July 31, 2012, the Company will utilize an updated presentation for investor relations purposes. A copy of the updated presentation is attached hereto as Exhibit 99.1 and incorporated herein by reference. The Company does not believe the presentation contains any new material information relative to the information provided on Form 8-K filed with the Securities Exchange Commission on July 30, 2012, except information relative to its share repurchase program and certain balance sheet information.

During July 2012, the Company repurchased 1,000,000 shares of its common stock in open market transactions at an average price of $39.77 per share. As of July 31, 2012, the Company had approximately 58.7 million shares of common stock outstanding, approximately 61.6 million shares of common stock outstanding on a diluted basis using the treasury method, and had repurchased a total of 20.9 million shares of common and preferred stock, at an average price of $14.50 per share, with 3.7 million shares remaining under its common stock repurchase program. As of July 27, 2012, the Company had $135 million in cash, cash equivalents and short-term investments; the current balance does not reflect the use of $39.8 million to settle the Company’s most recent repurchase transactions.

In accordance with General Instruction B.2. of Form 8-K, the information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Presentation made by Questcor Pharmaceuticals, Inc.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2012	QUESTCOR PHARMACEUTICALS, INC.

	By:	/s/ Michael H. Mulroy
Michael H. Mulroy
Senior Vice President, Chief Financial Officer and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Presentation made by Questcor Pharmaceuticals, Inc.